================================================================================
-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 1  OF 23
-------------------                                                -------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO._____)*



                               Aradigm Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    038505103
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 August 21, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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
-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 2  OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        New Enterprise Associates 10, Limited Partnership
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 3  OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        NEA Partners 10, Limited Partnership
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 4  OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stewart Alsop
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 5  OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter J. Barris
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 6  OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert T. Coneybeer
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 7  OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Nancy L. Dorman
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 8  OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ronald H. Kase
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 9  OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        C. Richard Kramlich
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 10 OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas C. McConnell
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 11 OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter T. Morris
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 12 OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Charles W. Newhall III
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 13 OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Mark W. Perry
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 14 OF 23
-------------------                                                -------------
================================================================================
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Scott D. Sandell
------- ------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
   3    SEC USE ONLY


------- ------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES           6     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,738,543
          EACH            ----- ------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                2,738,543
------- ------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,738,543
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [ ]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 15 OF 23
-------------------                                                -------------

ITEM 1(A).   NAME OF ISSUER:  Aradigm Corporation.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             3929 Point Eden Way, Hayward, California 94545.

ITEM 2(A). NAMES OF PERSONS FILING: New Enterprise Associates 10, Limited Partnership ("NEA 10") (the "Fund"); NEA Partners 10, Limited Partnership ("NEA Partners 10") (the "GPLP"), which is the sole general partner of NEA 10; and Stewart Alsop ("Alsop"), Peter J. Barris ("Barris"), Robert T. Coneybeer ("Coneybeer"), Nancy L. Dorman ("Dorman"), Ronald H. Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry") and Scott D. Sandell ("Sandell"), (collectively, the "General Partners"). All of the General Partners are individual general partners of NEA Partners 10. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of NEA 10, NEA Partners 10, Dorman and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Alsop, Coneybeer, Kase, Kramlich, McConnell, Morris, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is New Enterprise Associates, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

ITEM 2(C). CITIZENSHIP: Each of NEA 10 and NEA Partners 10 is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, no par value ("Common Stock").

ITEM 2(E).   CUSIP NUMBER:  038505103.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").
             (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.
             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
             (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.
             (e) [ ]  Investment Adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E).
             (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 16 OF 23
-------------------                                                -------------

             (g) [ ] A Parent Holding Company, in accordance with ss.240.13d-1(b)(1)(ii)(G).
             (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
             (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
             (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

             Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c).

ITEM 4.      OWNERSHIP.

             (a) Amount Beneficially Owned: New Enterprise Associates 10,
                 Limited Partnership ("NEA 10") is the record owner of 2,489,585 shares of Common Stock (the "Record Shares") as of August 21, 2001. As the sole general partner of NEA 10, NEA Partners 10, Limited Partnership ("NEA Partners 10") may be deemed to own beneficially the Record Shares. As the general partners of NEA Partners 10, the sole general partner of NEA 10, each of Alsop, Barris, Coneybeer, Dorman, Kase, Kramlich, McConnell, Morris, Newhall, Perry and Sandell may also be deemed to own beneficially the Record Shares.

                 NEA 10 holds a warrant to purchase 248,958 shares of Common Stock ("Warrant Shares") which warrant is exercisable within 60 days of the closing on August 21, 2001. As the sole general partner of NEA 10, NEA Partners 10 may be deemed to own beneficially the Warrant Shares. As the general partners of NEA Partners 10, the sole general partner of NEA 10, each of Alsop, Barris, Coneybeer, Dorman, Kase, Kramlich, McConnell, Morris, Newhall, Perry and Sandell may also be deemed to own beneficially the Warrant Shares.

                 NEA 10, NEA Partners 10 and Alsop, Barris, Coneybeer, Dorman, Kase, Kramlich, McConnell, Morris, Newhall, Perry and Sandell are deemed to own beneficially the Record Shares and the Warrant Shares for an aggregate of 2,738,543 shares.

             (b) Percent of Class: Each Reporting Person: 11.4%. The foregoing percentage is calculated based on the 24,029,497 shares of Common Stock reported to be outstanding as of August 21, 2001, as adjusted pursuant to Rule 13d-3(d)(1).

             (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: 0 shares for the Fund, the GPLP, and all individual General Partners.

                 (ii) shared power to vote or to direct the vote: 2,738,543 shares for the Fund, the GPLP, Alsop, Barris, Coneybeer, Dorman, Kase, Kramlich, McConnell, Morris, Newhall, Perry and Sandell.

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 17 OF 23
-------------------                                                -------------

                 (iii) sole power to vote or to direct the vote: 0 shares for the Fund, the GPLP, and all individual General Partners.

                 (iv) shared power to dispose or to direct the disposition of:
                      2,738,543 shares for the Fund, the GPLP, Alsop, Barris, Coneybeer, Dorman, Kase, Kramlich, McConnell, Morris, Newhall, Perry and Sandell.

             Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 18 OF 23
-------------------                                                -------------
                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 2001


NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By:   NEA PARTNERS 10, LIMITED PARTNERSHIP

      By:                   *
          -----------------------------------------
          Nancy L. Dorman
          General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP

By:                         *
      ---------------------------------------------
      Nancy L. Dorman
      General Partner

                            *
---------------------------------------------------
Stewart Alsop

                            *
---------------------------------------------------
Peter J. Barris

                            *
---------------------------------------------------
Robert T. Coneybeer

                            *
---------------------------------------------------
Nancy L. Dorman

                            *
---------------------------------------------------
Ronald H. Kase

                            *
---------------------------------------------------
C. Richard Kramlich

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 19 OF 23
-------------------                                                -------------








                            *
---------------------------------------------------
Thomas C. McConnell

                            *
---------------------------------------------------
Peter T. Morris

                            *
---------------------------------------------------
Charles W. Newhall III

                            *
---------------------------------------------------
Mark W. Perry

                            *
---------------------------------------------------
Scott D. Sandell




                                     *By: /s/ Nancy L. Dorman
                                          ----------------------------------
                                          Nancy L. Dorman, in her individual
                                          capacity and as Attorney-in-Fact


--------------------------------------------------------------------------------
This Schedule 13G was executed by Nancy L. Dorman pursuant to a Power of Attorney which is being filed with the Securities and Exchange Commission with this Schedule 13G filing for Aradigm Corporation and said Power of Attorney is incorporated herein by reference and a copy of which is attached hereto as
Exhibit 2.

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 20 OF 23
-------------------                                                -------------
                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Aradigm Corporation.

      EXECUTED as a sealed instrument this 28th day of August, 2001.


NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By:   NEA PARTNERS 10, LIMITED PARTNERSHIP

      By:                   *
          -----------------------------------------
          Nancy L. Dorman
          General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP

By:                         *
      ---------------------------------------------
      Nancy L. Dorman
      General Partner


                            *
---------------------------------------------------
Stewart Alsop

                            *
---------------------------------------------------
Peter J. Barris

                            *
---------------------------------------------------
Robert T. Coneybeer

                            *
---------------------------------------------------
Nancy L. Dorman

                            *
---------------------------------------------------
Ronald H. Kase

                            *
---------------------------------------------------
C. Richard Kramlich

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 21 OF 23
-------------------                                                -------------



                            *
---------------------------------------------------
Thomas C. McConnell

                            *
---------------------------------------------------
Peter T. Morris

                            *
---------------------------------------------------
Charles W. Newhall III

                            *
---------------------------------------------------
Mark W. Perry

                            *
---------------------------------------------------
Scott D. Sandell


                                     *By: /s/ Nancy L. Dorman
                                          ----------------------------------
                                          Nancy L. Dorman, in her individual
                                          capacity and as Attorney-in-Fact



--------------------------------------------------------------------------------
This Agreement was executed by Nancy L. Dorman pursuant to a Power of Attorney filed with the Securities and Exchange Commission concurrently with this
Schedule 13G filing for Aradigm Corporation and is incorporated herein by reference and a copy of which is attached hereto as Exhibit 2.

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 22 OF 23
-------------------                                                -------------
                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2000.


                                        /s/ Stewart Alsop II
                                        ----------------------------------------
                                        Stewart Alsop II


                                        /s/ Peter J. Barris
                                        ----------------------------------------
                                        Peter J. Barris


                                        /s/ Robert T. Coneybeer
                                        ----------------------------------------
                                        Robert T. Coneybeer


                                        /s/ Nancy L. Dorman
                                        ----------------------------------------
                                        Nancy L. Dorman


                                        /s/ Ronald Kase
                                        ----------------------------------------
                                        Ronald Kase


                                        /s/ C. Richard Kramlich
                                        ----------------------------------------
                                        C. Richard Kramlich

-------------------                                                -------------
CUSIP NO. 038505103                   13G                          PAGE 23 OF 23
-------------------                                                -------------




                                        /s/ Arthur J. Marks
                                        ----------------------------------------
                                        Arthur J. Marks


                                        /s/ Thomas C. McConnell
                                        ----------------------------------------
                                        Thomas C. McConnell


                                        /s/ Peter T. Morris
                                        ----------------------------------------
                                        Peter T. Morris


                                        /s/ John M. Nehra
                                        ----------------------------------------
                                        John M. Nehra


                                        /s/ Charles W. Newhall III
                                        ----------------------------------------
                                        Charles W. Newhall III


                                        /s/ Mark W. Perry
                                        ----------------------------------------
                                        Mark W. Perry


                                        /s/ Scott D. Sandell
                                        ----------------------------------------
                                        Scott D. Sandell